Exhibit 99.1

Contact:	Steve Myers
770/644-3022

Riverwood International Corporation Reports First Quarter 2003 Results

ATLANTA, Georgia, May 14, 2003 — Riverwood International Corporation, a leading provider of paperboard packaging solutions and paperboard, today reported net sales of $298.0 million in the first quarter of 2003, an increase of 2.3% compared to $291.2 million in the prior-year period, resulting from the positive impact of foreign currency exchange rates, higher sales volume in North American consumer products markets and higher sales volume from the Company’s Swedish mill.  These increases were somewhat offset by lower pricing in North American beverage markets as a result of increased beverage market competitiveness.  Income from operations in the first quarter of 2003 of $24.9 million was down $6.0 million from income from operations in the first quarter of 2002 of $30.9 million.  This decrease was due primarily to lower pricing in North American beverage markets and higher energy costs, somewhat offset by higher net sales and worldwide cost reductions as a result of savings gained from the Company’s Total Quality Systems ("TQS") and other initiatives.  Also contributing to the decrease in income from operations was the negative impact of higher non-cash pension costs and the charge recorded in the first quarter of 2003 to write off deferred costs associated with Riverwood Holding, Inc.’s proposed initial public offering.

“Our first quarter 2003 results continue to reflect fundamental improvements in our North American consumer products business, as well as the progress we continue to make in efforts to expand market share and penetrate new markets, shift our product mix to higher-margin CUK board in consumer products packaging markets and reduce operating costs.  Even though weak economic conditions, increased competitiveness in our North American beverage markets, inflation and higher pension costs negatively impacted the first quarter results, we were still able to increase our overall paperboard volumes and net sales over last year’s level,” said Stephen M. Humphrey, President and Chief Executive Officer.

Credit Agreement EBITDA (as described below and as specified in the attachment) was $59.6 million in the first quarter of 2003 compared to $62.9 million in the prior-year period.  The Company is required under its senior secured credit agreement to comply with two financial ratios based on EBITDA, as such term is defined in the Company’s senior secured credit agreement (“Credit Agreement EBITDA”).  Credit Agreement EBITDA may not be comparable to other companies’ definitions of EBITDA, is not a defined term under accounting principles generally accepted in the United States of America and should not be considered a substitute for the Company’s condensed consolidated statement of operations or cash flow data.

Coated Board

Total coated board net sales were $275.9 million in the first quarter of 2003, an increase of 1.4% from $272.0 million for the prior-year period. This improvement was primarily due to the positive impact of foreign currency exchange rates, increased volumes in North American consumer products packaging markets and increased volumes from the Company’s Swedish mill.  These increases were somewhat offset by lower pricing in the North American beverage markets as a result of increased beverage market competitiveness. Income from operations in the coated board segment decreased by $5.2 million, or 11.9%, to $38.9 million in the first quarter of 2003 from $44.1 million in the first quarter of 2002 due primarily to lower pricing in North American beverage markets, higher energy costs and higher non-cash pension costs, somewhat offset by higher net sales and worldwide cost reductions as a result of savings gained from the Company’s TQS and other initiatives.

Credit Agreement EBITDA in the Company’s coated board segment was $66.5 million in the first quarter of 2003 compared to $69.2 million for the prior-year period.

Containerboard

Containerboard net sales were $22.1 million in the first quarter of 2003, up from $19.2 million for the same period a year ago primarily as a result of higher medium volumes and higher linerboard pricing. Income from operations in the containerboard segment increased by $1.6 million, or 19.3%, to a loss of $6.7 million in the first quarter of 2003 from a loss of $8.3 million in the first quarter of 2002 principally from higher linerboard pricing.

Credit Agreement EBITDA in the Company’s containerboard segment was a loss of $3.0 million in the first quarter of 2003 compared to a loss of $5.0 million in the first quarter of 2002.

First quarter 2003 Conference Call

The Company will not hold a conference call relating to this earnings release.  The Company plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission on or prior to May 15, 2003.

This earnings release includes forward-looking statements as to management’s or the Company’s expectations and beliefs. Forward-looking statements are made upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company, as to which there can be no assurance. Important factors detailed in the Company’s Securities and Exchange Commission filings, as well as the following important factors, could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements.  These statements are subject to certain risks and uncertainties and speak only as of the date given.  Such factors include: the uncertainties relating to the merger with Graphic Packaging International Corporation; the Company’s substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; the sale of additional coated board into open markets; the selling prices the Company realizes for its products; the extent to which the Company can implement its business strategies; the anticipated impact of Coca-Cola Enterprise’s non-renewal notification; prolonged disruptions in the Company’s facilities’ production; competitive conditions; the volatility of energy and raw material costs and availability; loss of key executives; general economic and business conditions both in the U.S. and globally; labor relations; currency translation movements and the risks of doing business in foreign countries.

	Three Months	% Increase	Three Months
	Ended	(Decrease)	Ended
	March 31,	From Prior	March 31,
	2003	Year	2002
RESULTS OF OPERATIONS
(In thousands of dollars)
Net Sales (Segment Data)
Coated Board	275,912	1.4%	272,026
Containerboard	22,114	15.4	19,158
Net Sales	298,026	2.3	291,184
Cost of Sales	239,889	2.6	233,855
Gross Profit	58,137	1.4	57,329
Selling, General & Admin	29,870	8.2	27,615
Research & Development	1,467	11.5	1,316
Other Expense, (Income) Net	1,877	NM	(2,471)
Income from Operations	24,923	(19.3)	30,869

Income from Operations (Segment Data)
Coated Board	38,880	(11.9)%	44,138
Containerboard	(6,677)	19.3	(8,276)
Corporate and Eliminations	(7,280)	(45.8)	(4,993)
Income from Operations	24,923	(19.3)	30,869

Margins by Segment

Coated Board
Net Sales	275,912	1.4%	272,026
Cost of Sales	212,219	2.3	207,469
Gross Profit	63,693	(1.3)	64,557
Gross Profit Percentage	23.1%		23.7%

Containerboard
Net Sales	22,114	15.4%	19,158
Cost of Sales	27,670	4.9	26,386
Gross Profit	(5,556)	23.1	(7,228)
Gross Profit Percentage	(25.1)%		(37.7)%

OTHER DATA

Capital Expenditures	19,582	59.4%	12,282
Depreciation and Amortization	31,161	(2.9)	32,103
Interest Expense	33,980	(13.0)	39,060

Shipments (in thousands of tons)
Coated Board	246.0	(1.7)%	250.3
Swedish Mill	43.0	9.4	39.3
Containerboard	65.1	13.2	57.5
Total Shipments	354.1	2.0	347.1

Net (Loss)	(9,766)	(26.6)%	(7,717)

CREDIT AGREEMENT EBITDA

The reconciliation of Net (Loss) Income to Credit Agreement EBITDA is as follows:

			Container-	Corporate and
For the Three Months Ended March 31, 2003:	Consolidated	Coated Board	board	Eliminations

Net (Loss) Income (A)	(9,766)	38,880	(6,677)	(41,969)
Income Tax Expense	1,016	—	—	1,016
Interest Expense, Net	33,877	—	—	33,877
Depreciation and Amortization	31,161	25,600	3,320	2,241
Equity in Net Earnings of Affiliates	(204)	—	—	(204)
Other non-cash charges (B)	3,558	1,989	396	1,173
Dividends from equity investments	—	—	—	—
Credit Agreement EBITDA (C)	59,642	66,469	(2,961)	(3,866)

For the Three Months Ended March 31, 2002:	Consolidated	Coated Board	Container-board	Corporate and Eliminations

Net (Loss) Income (A)	(7,717)	44,138	(8,276)	(43,579)
Income Tax Expense	95	—	—	95
Interest Expense, Net	38,605	—	—	38,605
Depreciation and Amortization	32,103	26,694	3,107	2,302
Equity in Net Earnings of Affiliates	(114)	—	—	(114)
Other non-cash charges (B)	(724)	(1,655)	120	811
Dividends from equity investments	612	—	—	612
Credit Agreement EBITDA (C)	62,860	69,177	(5,049)	(1,268)

(A) The Company does not allocate Income Tax Expense, Interest Expense, Net, Equity in Net Earnings of Affiliates and Dividends from equity investments to the Coated Board or Containerboard segments; all such financial statement items are included as a Corporate credit or charge. As such, Income (Loss) from Operations as reported of the Coated Board and Containerboard segments are equal to Net Income (Loss) of the Coated Board and Containerboard segments, respectively.

(B) Other non-cash charges include non-cash charges for pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(C) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the 1996 Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates.